SIFCO Industries, Inc. (“SIFCO”) Announces
Fourth Quarter Fiscal 2019 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its fourth quarter and fiscal 2019, which ended September 30, 2019.

Fourth Quarter and Fiscal Year 2019 Highlights
Results for the Fourth Quarter

•	Net sales in the fourth quarter of fiscal 2019 increased 2.1% to $31.1 million, compared with $30.5 million for the same period in fiscal 2018.

•
Net profit for the fourth quarter of fiscal 2019 was $2.4 million, or $0.43 per diluted share, compared with net loss of $2.7 million, or $(0.49) per diluted share, in the fourth quarter of fiscal 2018.

•	EBITDA was $4.5 million in the fourth quarter of fiscal 2019 compared with $0.2 million in the fourth quarter of fiscal 2018.

•	Adjusted EBITDA in the fourth quarter of fiscal 2019 was $1.9 million compared with Adjusted EBITDA of $0.8 million in the fourth quarter of fiscal 2018.
Results for the Fiscal Year 2019

•	Net sales in fiscal year 2019 increased 1.1% to $112.5 million, compared with $111.2 million for the same period in fiscal 2018.

•	Net loss in fiscal 2019 was $7.5 million, or $(1.35) per diluted share, compared with net loss of $7.2 million, or $(1.30) per diluted share in fiscal 2018.

•	EBITDA was $0.4 million in fiscal 2019 compared with $3.1 million in fiscal 2018.

•	Adjusted EBITDA in fiscal 2019 was $1.7 million compared with Adjusted EBITDA of $3.0 million in fiscal 2018.
Other Highlights

CEO Peter W. Knapper stated, "We've made significant progress in returning our Orange, California facility to normal operation; we expect this will continue to impact our quarterly performance into the second quarter of fiscal 2020. Even with our currently impaired capacity at this site, we were able to increase year over year output for the business. We continue to focus on safely serving our customers' needs and profitably growing the business. Firm backlog continues to rise, standing at $118.0 million at the end of the fourth quarter 2019 compared with $100.0 million in the same period the prior year."

Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2019 and other reports filed with the Securities & Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Fiscal Year Ended September 30
(Amounts in thousands, except per share data)

	Years Ended September 30,
	2019	2018
Net sales	$112,454	$111,212
Cost of goods sold	101,817	101,110
Gross profit	10,637	10,102
Selling, general and administrative expenses	15,274	15,216
Goodwill impairment	8,294	—
Amortization of intangible assets	1,648	1,705
Gain on disposal and impairment of assets	(7,535)	(905)
Operating loss	(7,044)	(5,914)
Interest income	(4)	(8)
Interest expense	1,057	2,139
Foreign currency exchange gain, net	(7)	(114)
Other expense (income), net	117	(400)
Loss before income tax benefit	(8,207)	(7,531)
Income tax benefit	(701)	(361)
Net loss	$(7,506)	$(7,170)

Net loss per share:
Basic	$(1.35)	$(1.30)
Diluted	$(1.35)	$(1.30)

Weighted-average number of common shares (basic)	5,566	5,523
Weighted-average number of common shares (diluted)	5,566	5,523

Quarter Ended September 30
(Amounts in thousands, except per share data)

	Quarter Ended September 30,
	2019	2018
Net sales	$31,122	$30,486
Gross profit	4,425	2,265

Net profit (loss)	$2,404	$(2,689)

Net profit (loss) per share
Basic	$0.43	$(0.49)
Diluted	$0.43	$(0.49)

(Amounts in thousands, except per share data)

	September 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$341	$1,252
Receivables, net of allowance for doubtful accounts of $592 and $520, respectively	23,159	28,001
Other receivables	3,500	—
Contract asset	10,349	—
Inventories, net	10,509	18,269
Refundable income taxes	141	126
Prepaid expenses and other current assets	1,459	1,900
Assets held for sale	—	35
Total current assets	49,458	49,583
Property, plant and equipment, net	39,610	35,390
Intangible assets, net	3,320	5,076
Goodwill	3,493	12,020
Other assets	218	168
Total assets	$96,099	$102,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5,786	$5,944
Revolver	15,542	21,253
Accounts payable	19,799	15,513
Accrued liabilities	5,557	5,107
Total current liabilities	46,684	47,817
Long-term debt, net of current maturities	2,052	2,332
Deferred income taxes	1,718	2,413
Pension liability	9,528	5,339
Other long-term liabilities	63	147
Shareholders’ equity:
Serial preferred shares, no par value, authorized 1,000 shares	—	—
Common shares, par value $1 per share, authorized 10,000 shares; issued and outstanding shares – 5,777 at September 30, 2019 and 5,690 at September 30, 2018	5,777	5,690
Additional paid-in capital	10,438	10,031
Retained earnings	33,148	37,097
Accumulated other comprehensive loss	(13,309)	(8,629)
Total shareholders’ equity	36,054	44,189
Total liabilities and shareholders’ equity	$96,099	$102,237

Non-GAAP Financial Measures
Presented below is certain financial information based on our EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because it believes that they are useful indicators for evaluating operating performance and liquidity, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company's results of operations as reported in accordance with GAAP. Some of these limitations include:

•	Neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest payments, on indebtedness;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;

•	The omission of the substantial amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and

•	Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating profit (loss), to measure operating performance. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

(Dollars in thousands)	Fourth Quarter Ended September 30,		Years Ended September 30,
	2019	2018	2019	2018
Net profit (loss)	$2,404	$(2,689)	$(7,506)	$(7,170)
Adjustments:
Depreciation and amortization expense	1,789	1,980	7,525	8,459
Interest expense, net	218	856	1,053	2,131
Income tax provision (benefit)	115	95	(701)	(361)
EBITDA	4,526	242	371	3,059
Adjustments:
Foreign currency exchange gain, net (1)	(2)	(3)	(7)	(114)
Other expense (income), net (2)	167	—	117	(400)
Gain on disposal and impairment of assets (3)	—	167	(282)	(905)
Gain on insurance proceeds received (4)	(2,785)	—	(7,253)	—
Equity compensation expense (5)	144	180	511	608
LIFO impact (6)	(172)	261	(75)	560
CEO relocation (7)	—	—	—	145
Goodwill impairment charge (8)	—	—	8,294	—
Adjusted EBITDA	$1,878	$847	$1,676	$2,953

(1)	Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.

(2)
Represents miscellaneous non-operating income or expense, which previously consisted of rental income from the Company's Irish subsidiary (through first quarter 2018 when the building was sold). Included in fiscal 2018 was grant income that was realized that relates to the Company's Irish subsidiary.

(3)	Represents the difference between the proceeds from the sale of assets and the carrying value shown on the Company’s books or asset impairment of long-lived assets.

(4)
Represents the difference between the insurance proceeds received for the damaged property and the carrying values shown on the Company's books for the assets that were damaged in the fire at the Orange location.

(5)
Represents the equity-based compensation expense recognized by the Company under its 2016 Long-Term Incentive Plan (as the amendment and restatement of, and successor to, the 2007 Long-Term Incentive Plan) due to granting of awards.

(6)	Represents the change in the reserve for inventories for which cost is determined using the last in, first out ("LIFO") method.

(7)	Represents costs related to executive relocation costs.

(8)	Represents non-cash charge of goodwill impairment experienced at the Maniago reporting unit level.

Reference to the above activities can found in the consolidated financial statements included in Item 8 of this Annual Report on Form 10-K.

Contacts

SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com